Exhibit 10.32

OPTION and RSU ACKNOWLEDGMENT AND LOCK-UP Agreement

This Option and RSU Acknowledgment and Lock-Up Agreement (this “Agreement”) is made as of February 10, 2021, by and between Playboy Enterprises, Inc., a Delaware corporation (the “Company”), and _____________ (the “Participant”).

recitals

WHEREAS, pursuant to the Company’s 2018 Equity Incentive Plan, as amended from time to time (the “Plan”) and award agreement(s) between the Company and the Participant, the Company heretofore granted to the Participant (i) option(s) (the “Options”) to purchase shares of common stock, par value $0.01, of the Company (“Company Common Stock”) and/or (ii) restricted stock unit awards (the “RSUs”), in each case as set forth on Exhibit A hereto;

WHEREAS, the Company is party to an Agreement and Plan of Merger (the “Merger Agreement”), dated as of September 30, 2020, by and among Mountain Crest Acquisition Corp., a Delaware corporation (“Parent”), MCAC Merger Sub Inc., and the Company;

WHEREAS, the Merger Agreement provides that immediately prior to the consummation of the transactions contemplated by the Merger Agreement (the “Closing”), the vesting of each Option and RSU will be accelerated in full; and

WHEREAS, at the Closing, the Options and RSUs will be cancelled in exchange for the consideration as described in Section 2.4 of the Merger Agreement.

WHEREAS, in order to facilitate the transactions contemplated by the Merger Agreement, the Participant has agreed not to sell or transfer shares of Parent common stock (“Parent Common Stock”) received in respect of such Options and/or RSUs for a period of twelve months following the Closing, subject to certain exceptions.

NOW, THEREFORE, in consideration of the promises and agreements contained herein and other good and valuable consideration, including but not limited to Parent’s and the Company’s execution and compliance with the Merger Agreement and all of the documents executed by the Participant, the sufficiency and receipt of which are hereby acknowledged, the Participant agrees as follows:

agreement

1.                   Acknowledgement and Lock Up. The Participant hereby acknowledges and agrees that each Option and RSU is subject to the following actions contemplated by the Merger Agreement on the terms described therein: (a) the vesting of each outstanding and unexercised Option and each outstanding RSU will be fully accelerated immediately prior to the Closing, subject to the Participant remaining continuously employed with the Company through such time, (b) each outstanding and unexercised Option will be assumed by Parent and automatically converted into an Assumed Option (as defined in the Merger Agreement) exercisable for shares of Parent Common Stock in accordance with the terms and conditions of the Merger Agreement, and (c) each outstanding RSU will be terminated and settled in shares of Parent Common Stock following the Closing in accordance with the terms and conditions of the Merger Agreement (collectively, the “Option and RSU Treatment”). Further, the Participant acknowledges and agrees that (x) the Option and RSU Treatment is in accordance with the terms of the award agreement(s) related to the Assumed Options and terminated RSUs and (y) as a result of such Option and RSU Treatment, the Options and RSUs will be cancelled and terminated. Finally, the Participant hereby acknowledges and agrees that the Participant will not exercise any Assumed Option until Parent has filed an effective Form S-8 (or other applicable form) with the United States Securities and Exchange Commission.

Subject to Early Release (defined below), during the twelve month period following the Closing, the Participant agrees that he or she will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any of the shares of Parent Common Stock received upon exercise of the Assumed Options or upon settlement of the terminated RSUs, or enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of such shares of Parent Common Stock, whether any of these transactions are to be settled by delivery of any shares of Parent Common Stock or otherwise, publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, or engage in any short sales with respect to any securities of Parent (such restrictions, the “Lock Up”); provided, however, that the Lock Up shall not apply to any (a) transfers to satisfy tax withholding obligations in connection with the exercise of any Assumed Options or the settlement of the terminated RSUs; (b) transfers in payment on a “net exercise” or “cashless” basis of the exercise or purchase price with respect to the exercise of the Assumed Options; (c) transfers or distributions to the Participant’s direct or indirect affiliates (within the meaning of Rule 405 under the Securities Act of 1933, as amended); (d) transfers by bona fide gift to a member of the Participant’s immediate family or to a trust, the beneficiary of which is the Participant or a member of the Participant’s immediate family for estate planning purposes; (e) transfers by virtue of the laws of descent and distribution upon death of the Participant; (f) transfers pursuant to a qualified domestic relations order; (g) transfers to the Company’s officers, directors or their affiliates; (h) pledges of the shares of Parent Common Stock received upon exercise of the Assumed Options or upon settlement of the terminated RSUs (the “Lock-up Shares”) as security or collateral in connection with a borrowing or the incurrence of any indebtedness by the Participant, provided, however, that such borrowing or incurrence of indebtedness is secured by a portfolio of assets or equity interests issued by multiple issuers; or (i) the establishment of a trading plan pursuant to Rule 10b5-1 promulgated under the Securities Exchange Act of 1934, as amended, provided, however, that such plan does not provide for the transfer of Lock-up Shares during the Lock Up. Notwithstanding the foregoing, (x) if the volume weighted average price of the shares of Parent Common Stock after Closing equals or exceeds $14.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30 consecutive trading day period, fifty percent (50%) of the shares of Parent Common Stock issuable upon exercise of the Assumed Options or settlement of the terminated RSUs shall be released from the Lock Up on a pro-rata basis and (y) if, subsequent to the Closing, Parent consummates a liquidation, merger, stock exchange or other similar transaction which results in all of Parent’s stockholders having the right to exchange their shares of Parent Common Stock for cash, securities or other property, then all of the Assumed Options, terminated RSUs and shares of Parent Common Stock into which they are exercisable or settled shall be released from the Lock Up immediately prior to the date of such liquidation, merger, stock exchange or similar transaction (each of clause (x) and (y), an “Early Release”).

2.                   Representations and Warranties. The Participant represents and warrants as follows: (a) the Options have not been exercised in whole or in part by the Participant or transferred or assigned by the Participant to any person or entity and the Participant has not entered into any agreement to transfer or assign such Options to any person or entity; (b) the RSUs have not been transferred or assigned by the Participant to any person or entity and the Participant has not entered into any agreement to transfer or assign such RSUs to any person or entity; (c) the execution, delivery and performance of this Agreement by the Participant and the consummation of the transactions contemplated hereby will not result in a breach of, constitute a default under or give rise to any right or cause of action under any contractual obligations of the Participant; (d) the Company has made no representations to the Participant regarding the fair market value of the shares of Company Common Stock; (e) this Agreement has been duly and validly executed and delivered by the Participant; and (f) this Agreement is a valid and binding obligation of the Participant and the Associated Parties, and is enforceable against the Participant and each of the Associated Parties in accordance with its terms.

3.                   No Claims Filed. The Participant affirms that, as of the date of the execution of this Agreement, the Participant has not, with respect to the Options or RSUs, filed a lawsuit, charge, claim or complaint with any governmental agency or in any court against the Company.

4.                 Taxes. The Company shall withhold from any payment contemplated by this Agreement all applicable federal, state, city or other taxes as the Company is required to withhold pursuant to any applicable law, regulation or ruling. The methods pursuant to which any such withholding obligations may be satisfied will continue to be governed by the terms and conditions set forth in the applicable award agreement(s) related to the Assumed Options or terminated RSUs. The Participant acknowledges and agrees that the Company is not guaranteeing any particular tax result for the Participant with respect to any payment or benefit provided in respect of the Assumed Options or terminated RSUs and that the Participant shall continue to be responsible for any taxes imposed on the Participant with respect to such Assumed Options or RSUs.

5.                 Voluntary Execution. The Participant acknowledges that the Participant is executing this Agreement voluntarily and of the Participant’s own free will and that the Participant intends to be bound by the terms of this Agreement. Further, the Participant acknowledges that the Participant has had an opportunity to carefully review this Agreement with the Participant’s attorney prior to executing it or warrants that the Participant chooses not to have the Participant’s attorney review this Agreement.

6.                 Governing Law. This Agreement is to be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to its rules of conflict of laws.

7.                Entire Agreement; Modifications and Waivers; Successors and Assigns. This Agreement supersedes all prior agreements and understandings between the parties hereto with respect to the treatment of the Options and RSUs contemplated hereby. This Agreement may not be modified, waived or changed in any manner by the Participant unless agreed to in writing by the Company. This Agreement shall be binding upon and inure to the benefit of the Participant and the Participant’s heirs, successors, assigns, representatives, affiliates and agents.

8.                  Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision will be interpreted to be only so broad as is enforceable.

9.                  Counterparts. This Agreement may be executed in separate counterparts, each of which will be deemed an original but all of which will constitute but one instrument.

10.                Operation of Agreement. This Agreement will be binding immediately upon its execution, but, notwithstanding any provision of this Agreement to the contrary, this Agreement will not become effective or operative (and neither party will have any obligation hereunder) until the consummation of the transactions contemplated by the Merger Agreement.

[Signature page follows.]

IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the date first above written.

PARTICIPANT

Name:

Accepted by:

PLAYBOY ENTERPRISES, INC.

By:

Name:

Title:

Exhibit A

Options

Date of Award Agreement	Number of Shares of Company Common Stock Subject to the Option	Exercise Price per Share of Company Common Stock

RSUs

Date of Award Agreement	Number of RSUs